Rome Bancorp, Inc.

Form 8-K

April 23, 2003

EXHIBIT 99.1

For Immediate Release

Date: April 23, 2003

Contact: David Nolan

Treasurer and Chief Financial Officer

(315) 336-7300

Rome Bancorp Reports Increased First Quarter Earnings and Declaration of Quarterly Dividend

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank, announced today the Company's results of operations for the three month period ended March 31, 2003.

Net income for the Company for the quarter ended March 31, 2003 increased by 12.9% to $527,000 or $0.19 per diluted share, compared to $467,000 or $0.16 per diluted share in the first quarter of 2002. Earnings per diluted share grew by 18.8% over the comparable 2002 period, due to both the higher earnings and a decrease in the diluted shares outstanding from 2,867,323 at March 31, 2002 to 2,826,328 currently. The outstanding share decline is principally due to the Company's stock repurchase program.

The Company's net interest income before loan loss provision grew by 17.3% over comparable 2002 levels. The increase in net interest income reflects a decrease in the Company's cost of funds to 2.03% for quarter ended March 31, 2003 from 3.08% for the same period of 2002. This decline in the cost of funds was slightly offset by a reduction in the Company's yield on earning assets to 6.54% for the current year in comparison to 6.69% for the first quarter of 2002. As a result of these decreases, the Company's net interest margin increased to 4.95% for the first quarter of 2003 in comparison to 4.29% for the same period in 2002.

The Company recorded a $200,000 provision for loan losses in the quarter ended March 31, 2003, versus a provision of $50,000 in the first quarter of 2002. This increase correlates to higher net loan charge-offs in the first quarter of 2003 as well as growth of the Company's loan portfolio. The provision for loan losses reflects management's assessment of the overall loan portfolio and the underlying collateral, trends in non-performing loans, current economic conditions, and other relevant factors in order to maintain the allowance for loan losses at adequate levels to provide for probable losses.

Non-interest income for 2002 increased by 23.6%, or $50,000 over the same period of the prior year, with most of that growth stemming from increased fee revenue and gains on loan sales.

Non-interest expense increased principally as the result of a $187,000 increase in salaries and employee benefits. The increase in salaries and benefits was related to personnel growth, as well as increases in the cost of the Company's retirement plans. 2003 income tax expense increased due to the growth of the Company's pre tax income.

Total assets increased from $250.1 million at December 31, 2002 to $255.7 million at March 31, 2003. During the current quarter, the Company realized growth in its loan portfolio and deposits of 3.4% and 3.1%, respectively. Asset quality continues to remain high with non-performing loans as a percentage of total loans at 0.58% at March 31, 2003 compared to 0.83% at December 31, 2002.

Charles M. Sprock, Chairman, CEO and President said, "We are particularly pleased to report the significant increase in earnings over the first quarter of 2002, especially in light of the general weakness in our economy and the unprecedented decline in interest rates.

The Company also announced that its Board of Directors has declared a quarterly cash dividend on its common stock of $.11 per share for stockholders of record at the close of business on May 9, 2003. The dividend is payable on May 23, 2003.

Forward-Looking Statements

Statements included in this discussion and in future filings by Rome Bancorp, Inc. with the Securities and Exchange Commission, in Rome Bancorp, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Rome Bancorp, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect Rome Bancorp, Inc.'s actual results, and could cause Rome Bancorp, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and Rome Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except share data)

	As of
	March 31,	December 31,
	2003	2002
Selected Financial Condition Data:
Total assets	$255,653	$250,075
Loans, net	187,883	181,564
Securities	41,286	43,207
Cash and cash equivalents	15,861	15,698
Total deposits	200,932	194,924
Borrowings	14,285	14,920
Total shareholders' equity	36,132	36,193
Allowance for loan losses	1,702	1,730
Non-performing loans	1,099	1,516
Non-performing assets	1,099	1,571

	2003	2002

Selected Operating Data:
Interest income	$3,769	$3,800
Interest expense	931	1,383
Net interest income	2,838	2,417
Provision for loan losses	200	50
Net interest income after provision for loan losses	2,638	2,367
Non-interest income:
Service charges and other income	263	218
Net gain (loss) on sale of securities	0	(5)
Total non-interest income	263	213
Non-interest expense	2,106	1,886
Income before income taxes	795	694
Income tax expense	268	227
Net income	$527	$467
	2003	2002

Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings per share	$0.19	$0.17
Diluted earnings per share	$0.19	$0.16
Return on average assets	0.85%	0.77%
Return on average equity	5.87%	5.22%
Net interest rate spread	4.51%	3.61%
Net interest margin	4.95%	4.29%
Non-interest expense to average assets	3.38%	3.09%
Efficiency ratio	66.70%	70.06%
Average interest-earning assets to average interest-bearing liabilities	127.43%	128.56%

	March 31,	December 31,
	2003	2002
Equity Ratios:
Equity to assets	14.13%	14.47%
Book value per share	$12.70	$12.61

Asset Quality Ratios:
Nonperforming loans as percent of loans	0.58%	0.83%
Nonperforming assets as percent of total assets	0.43%	0.63%
Allowance for loan losses as a percent of loans	0.90%	0.94%
Allowance for loan losses as a percent of non-performing loans	154.9%	114.1%

Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.